Exhibit 10.1

SEPARATION AGREEMENT

This Agreement is between Kontoor Brands, Inc., its parents, subsidiaries, and affiliates (which in this Agreement is referred collectively to as the “COMPANY” or “KONTOOR”) and Christopher Waldeck who is referred to as “EMPLOYEE.”
1. Background. COMPANY has advised EMPLOYEE that it is ending his employment with the COMPANY, effective July 12, 2024 (the “Separation Date”). Both EMPLOYEE and COMPANY desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement. EMPLOYEE also acknowledges, agrees and represents that he has been paid and has received all compensation and/or other amounts due that he earned on or before the date he signed this Agreement (and re-signed), including but not limited to all wages, salary, bonuses, incentive compensation, accrued vacation, sick and personal day pay. EMPLOYEE further agrees that COMPANY’s payment and his receipt of all compensation due to his earned on or before the date he signed this Agreement is not and has not been conditioned upon his execution of this Agreement.
2. Employment Termination. EMPLOYEE understands that his employment with COMPANY will end effective the Separation Date, for reasons that have been explained to him. COMPANY is willing to provide EMPLOYEE with certain severance benefits if he executes a separation agreement acceptable to COMPANY: this is that separation agreement.
3. Severance Pay and Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 18), EMPLOYEE re-affirming his acceptance and commitment to this Agreement following the Separation Date, and EMPLOYEE honoring all of its terms, the COMPANY will provide EMPLOYEE with the following pay and benefits.
a. Severance Pay. Severance pay of One Million One Hundred and Twenty Five Thousand and No/100 Dollars ($1,125,000.00), which is equal to Eighteen (18) Months of regular pay, less applicable withholding and deductions (not including any past bonuses or commissions). The severance pay will be provided in accordance with the COMPANY’S regular payroll process, beginning the first regular payroll following (i) the date on which this Agreement becomes effective (see paragraph 18) or (ii) the Separation Date (see paragraph 1), whichever is later. The severance payment shall be allocated as if provided during the Eighteen (18) months following the Separation Date – this period shall be known as the “Severance Period.”
b. COBRA. Any health benefits (medical, dental, vision, prescription) that EMPLOYEE received while employed will be continued through July 31, 2024, which is the “Benefits Period.” To the extent applicable, EMPLOYEE will be separately notified of COBRA or other benefit continuation rights and any necessary steps to activate such coverage. If EMPLOYEE wishes to elect continuation coverage, EMPLOYEE is fully responsible to take all necessary steps for such continuation, including completion of the COBRA application and EMPLOYEE is solely responsible for making any such payments. Should EMPLOYEE elect COBRA coverage, the EMPLOYEE may continue such coverage at a reduced premium amount until the earliest of (i) the date that is the end of the Severance Period, (ii) the date Employee is no longer eligible to receive COBRA continuation coverage, or (iii) the date on which Employee becomes eligible to receive substantially similar coverage from another employer or other source, and COMPANY shall pay for the employer portion of providing such healthcare coverage during this period. However, if payment of the employer portion shall result in an excise tax to the COMPANY, the COMPANY shall no longer be responsible for payment of the employer portion, and either EMPLOYEE and/or the eligible members of his family shall be responsible for all payments required to maintain the COBRA coverage. EMPLOYEE understands that he will be responsible for the full COBRA premium after the period identified in this paragraph application ends.
c. Annual Incentive Plan. EMPLOYEE will be provided a payment under the Annual Incentive Plan (AIP) for Fiscal Year 2024 consistent with and equal to the payment EMPLOYEE would have received if Employee’s employment continued beyond the Separation Date, and pro-rated to correspond to the length of EMPLOYEE’S employment during Fiscal Year 2024 (with the amount of such payment subject to Board approval) less appropriate taxes and withholdings required or allowed by law, with the COMPANY making such payment at the same time it makes AIP payments for Fiscal Year 2024 to similarly-situated employees of the Company.
d. Executive Financial Services. EMPLOYEE will remain eligible to receive executive financial services during the Severance Period.
e. Executive Health Program. EMPLOYEE will remain eligible under the Duke Executive Health Program for the years 2024 and 2025.
f. Other Benefits Plans. Except as provided expressly in this Agreement, EMPLOYEE’s rights under all COMPANY benefit plans (including, but not limited to, stock compensation plans, retirement plans, deferred savings plans, pension plans, incentive plans, bonus plans, and health and welfare plans) are governed entirely and exclusively by the terms and conditions of the applicable plan documents. To avoid any confusion, the COMPANY and EMPLOYEE agree and acknowledge that EMPLOYEE will forfeit and will not be eligible for a Fiscal Year 2024 equity grant.
g. Outplacement. EMPLOYEE will be provided outplacement assistance for a period of Eighteen (18) Months. The details of the assistance provided will be determined by the COMPANY, and information will be provided by the outplacement firm.
4. Acknowledgement. EMPLOYEE understands that the severance pay and benefits provided in paragraph 3 and the subparagraphs (if any) will not be paid or provided unless he

Exhibit 10.1
accepts this Agreement, re-affirms his commitment to the Agreement as required in paragraph 5, it becomes effective (see paragraph 18), and he continues to honor all of its terms.
5. Reaffirmation of this Separation Agreement and Release. EMPLOYEE acknowledges and agrees that his receipt of seventy-five percent (75%) of the payments set forth in paragraphs 3.a. in this Agreement, and the value of those benefits provided in paragraphs 3.b. through 3.g. in this Agreement, are conditioned upon his reaffirmation of his commitments in this Agreement, including his release of any and all claims pursuant to paragraph 6 for the period of time from the date on which initial execution is made through the date on which the subsequent execution is made, by re-executing this Agreement after the Separation Date but within five (5) business days of the Separation Date. EMPLOYEE acknowledges and agrees that this paragraph 5 does not in any way alter the terms and conditions set forth in paragraphs 19 or 26 of this Agreement. Violation of the terms of this paragraph 5 shall not render the Agreement void, but shall mean that EMPLOYEE shall not be eligible to receive seventy-five percent (75%) of the payments set forth in Sections 3.a., nor any of the benefits provided under paragraphs 3.b. through 3.g.
6. Release. EMPLOYEE understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 9, he is forever waiving and giving up any and all claims he may have, whether known or unknown, against COMPANY and RELEASEES (defined below), its subsidiaries and related companies, their insurers, their employees and agents for any personal monetary relief for himself, benefits or remedies that are based on any act or failure to act that occurred before he signed this Agreement. EMPLOYEE understands that this release and waiver of claims includes claims relating to his employment and the termination of his employment; any COMPANY policy, practice, contract or agreement; any tort or personal injury; any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; any laws governing employment discrimination or retaliation including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Older Worker Benefits Protection Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the National Labor Relations Act (“NLRA”), the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, COBRA, the North Carolina Retaliatory Employment Discrimination Act; the North Carolina Persons with Disabilities Protection Act; the North Carolina Equal Employment Practices Act; the North Carolina Wage and Hour Act; and any state or local laws, common laws, including any laws or agreements that provide for punitive, exemplary or statutory damages; and any laws or agreements that provide for payment of attorney fees, costs or expenses.
“RELEASEES” collectively include (i) the Company and its current and former parents, subsidiaries, affiliates, related entities, partnerships, and joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to all such entities, all of their past, present, and future owners, directors, officers, managers, employees, attorneys, representatives, board members, agents, assigns, insurers, sureties, indemnitees, and benefits programs (and the trustees, administrators, fiduciaries, and insurers of such programs; and (ii) any other person acting by, through, under, or in concert with any of the persons or entities listed in this paragraph, and their successors.
EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT RELEASES ALL CLAIMS BASED ON FACTS OR OMISSIONS OCCURRING ON OR BEFORE THE DATE OF THIS AGREEMENT, EVEN IF EMPLOYEE DOES NOT, AT THE TIME EMPLOYEE SIGNS THIS AGREEMENT, HAVE KNOWLEDGE OF THOSE FACTS OR OMISSIONS.
7. No Disparagement. EMPLOYEE agrees not to make critical, negative or disparaging remarks about the COMPANY, its products/services, its employees or agents to others. EMPLOYEE also agrees not to disclose personal or private information about the COMPANY or its employees, agents or clients. To the extent the NLRA applies to EMPLOYEE, he understands that nothing in this paragraph 7 is intended to prohibit him from any activity that constitutes a concerted, protected activity under the NLRA, including commenting upon his terms and conditions of employment, or end of employment; and the obligations in this paragraph shall be interpreted consistent with the NLRA, but only to the extent the NLRA applies to EMPLOYEE. In addition, nothing in this paragraph (or this Agreement) is intended to prohibit EMPLOYEE from sharing information relative to any alleged sexual harassment or sexual assault.
8. Future Employment. EMPLOYEE agrees that as of the Separation Date, he will then not be entitled to employment nor reemployment with the COMPANY and he agrees not to knowingly seek such employment, on any basis or through an employment agency. He further agrees and acknowledges that should he apply for any position in contradiction of this paragraph, the COMPANY may completely ignore such application and fail to consider it based on this paragraph.
9. Claims Not Waived. EMPLOYEE understands that this Agreement does not waive any claims that he may have: (a) arising from acts or conduct occurring after the date that he initially signs the Agreement, unless he signs again consistent with the reaffirmation requirement under paragraph 5, but then, EMPLOYEE understands that he is not waiving any claim arising from acts or conduct occurring after the date of his reaffirmation signature; (b) for compensation for illness or injury or medical expenses under any worker's compensation statute; (c) for benefits under any plan currently maintained by the Company that provides for retirement benefits (however, EMPLOYEE agrees and acknowledges that the payment(s) provided in paragraph 3 (and its subparagraphs) above shall not be considered or included for purposes of any retirement benefit contribution or plan); (d) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; (e) any claim for breach of this Agreement; or (f) any claim that by law cannot be released or waived.
10. Government Cooperation. Nothing in this Agreement prohibits EMPLOYEE from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar State agency. Further, EMPLOYEE understands that nothing in this Agreement (including any obligation in paragraphs 6, 7 or 11, or

Exhibit 10.1
their subparagraphs) prohibits him from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.
11. Confidentiality & Non-Solicitation Obligations. To the extent EMPLOYEE has executed an agreement with the COMPANY that restricts his use of confidential information or competitive activities after his employment ends, he expressly reaffirms those commitments, and this paragraph (and all subparagraphs) shall supplement those obligations and not replace them unless the prior obligations are unenforceable as a matter of law, in which case just the obligations below on this topic shall apply. Whether EMPLOYEE has executed a prior agreement that restricts his use of confidential information or competitive activities or not, he acknowledges that the severance benefits made available to him in this Agreement are partly provided in return for his agreement to this paragraph 11 and all of its subparagraphs.
a. Background. EMPLOYEE acknowledges that during the course of his employment for COMPANY, he was provided access to and was permitted to use confidential information (as defined in subparagraph 11.b. below) and / or trade secrets, which could be used by him in the future to gain an unfair competitive advantage if he did not comply with the provisions in paragraphs 11.b. through 11.e. Therefore, he agrees to the confidentiality, non-compete, non-solicitation and non-interference obligations in subparagraphs 11.b. through 11.e.
b. Confidentiality. EMPLOYEE agrees to hold in strict confidence and, except as COMPANY may otherwise authorize in writing, not disclose to any person, entity or organization, any confidential information that he received, acquired or reviewed in connection with the performance of his employment on behalf of COMPANY. For purposes of paragraph 11 (and the subparagraphs), “confidential information” includes COMPANY’s customer/client information, supplier information, product information, design and construction information, pricing and profitability information, sales and marketing strategies and techniques, research and development information, prototype information (if any), efficacy studies (if any), CAD and other drawings, blueprints or designs, and business ideas or practices. The restriction on use and disclosure contained in this paragraph shall not apply to such information that is of general knowledge in the industry through no fault or act of his own. And the restriction in this subparagraph shall apply for two (2) years from the Separation Date. Finally, the restriction in this subparagraph is not intended to, nor does it, preclude EMPLOYEE from any competitive employment – EMPLOYEE is merely precluded from using any confidential information in such employment or otherwise if not for COMPANY’s benefit.
c. Non-Compete. Without limiting the generality of subparagraph 11.b. above, during the eighteen (18) month period following his Separation Date, EMPLOYEE agrees that he will not, on his own behalf, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where EMPLOYEE’s knowledge of confidential information is likely to affect EMPLOYEE’s decisions or actions for the Direct Competitor, to the detriment of the Company. A “Direct Competitor” means a person, business or company providing products or services anywhere in the United States, that are intended to or may be used to replace the same sort of products or services sold to customers by COMPANY; however, a Direct Competitor shall be further limited to only those companies that sell the same sort of products for which EMPLOYEE had responsibility for or over while employed by COMPANY.
d. Non-Solicitation of Customers. Without limiting the generality of subparagraph 11.b. above, during the eighteen (18)-month period following his Separation Date, EMPLOYEE agrees that he will not, directly or indirectly, either separately, jointly, or in association with others, solicit or otherwise contact any of the COMPANY customers/clients (for purposes of this paragraph, a customer/client is a person or organization that had actually purchased COMPANY products or services in the one-year period prior to the Separation Date) with whom he had contact, responsibility for, or had acquired confidential information about by virtue of his employment with COMPANY during the two-year period that preceded the Separation Date, if such solicitation or contact was for the general purpose of selling or marketing products or services that satisfy the same general needs as any products or services that COMPANY has available for sale to its customers during this non-solicitation period.
e. Non-Interference with COMPANY Employees. Without limiting the generality of subparagraph 11.b. above, during the eighteen (18)-month period following his Separation Date, EMPLOYEE agrees, he shall not, either personally or in conjunction with others (a) solicit, interfere with, or endeavor to cause any Restricted Employee of COMPANY to leave employment with COMPANY to work for a Direct Competitor, or (b) otherwise induce or attempt to induce any Restricted Employee to terminate employment with COMPANY to work for a Director Competitor. A “Restricted Employee” is an employee of COMPANY with whom EMPLOYEE has or had a managing, reporting, or other close relationship, which relationship he could exploit to persuade the Restricted Employee to leave employment with COMPANY. In addition, Restricted Employees are limited to those COMPANY employees who have special knowledge and/or information (including access to confidential information) that could cause COMPANY damage/harm if they went to work for a Direct Competitor.
f. No Conflict with NLRA Intended. EMPLOYEE understands that nothing in this paragraph 11, or any of its subparagraphs, is intended to conflict with any requirements under the NLRA or prohibit him from engaging in actual protected concerted activity under the NLRA, such as discussing the terms or conditions of his employment or compensation.
g. Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement (or any prior agreement on confidentiality to which EMPLOYEE may be subject) diminishes or

Exhibit 10.1
limits any protection granted by law to trade secrets or relieves EMPLOYEE of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which EMPLOYEE may be subject) is intended to discourage him from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:
(i) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(ii) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which EMPLOYEE may be subject) shall limit, curtail or diminish the COMPANY’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.
12. Non-admission. EMPLOYEE and the COMPANY both acknowledge and agree that nothing in this Agreement is meant to suggest that the COMPANY has violated any law or contract or that he has any claim against the COMPANY.
13. Voluntary Agreement. EMPLOYEE acknowledges and states that he has entered into this Agreement knowingly and voluntarily.
14. Consulting An Attorney. EMPLOYEE acknowledges that the COMPANY has told him that he should consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement.
15. Obligation to Pay Attorney Fees and Costs. EMPLOYEE understands and agrees that if he violates any of the commitments he has made in this Agreement, the COMPANY may cease making all further payments under this Agreement, and may seek to recover all payments and/or the value of the benefits provided in paragraph 3 (and all subparagraphs) of this Agreement, with the exception of Five Thousand Dollars ($5,000), and that, except as provided in paragraph 16, he will be responsible for paying the actual attorney fees and costs incurred by the COMPANY in enforcing this Agreement or in defending a claim released by paragraph 6.

16. Exception to Attorney Fees Obligation. The obligation to pay the COMPANY’s attorney fees and costs does not apply to an action by EMPLOYEE regarding the validity of this Agreement under the ADEA.
17. Complete Agreement. Except as provided in paragraph 11, EMPLOYEE understands and agrees that this document contains the entire agreement between him and the COMPANY relating to his employment and the termination of his employment, that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that he may not rely on any such prior agreements or discussions.
18. Effective Date and Revocation. This Agreement shall not be effective until seven (7) days after EMPLOYEE initially signs it and returns it to Thomas Doerr, Executive Vice President, General Counsel & Corporate Secretary. During that seven (7)-day period, EMPLOYEE may revoke his acceptance of this Agreement by delivering to Doerr a written statement stating he wishes to revoke this Agreement or not be bound by it.
EMPLOYEE shall similarly have seven (7) calendar days to revoke his reaffirmation required in paragraph 5. Any revocation of the reaffirmation should be in writing and delivered to Doerr, by no later than the end of the seventh (7th) calendar day of this reaffirmation revocation period. EMPLOYEE understands and agrees that, should he exercise this right of revocation of his reaffirmation, he shall not be entitled to seventy-five percent (75%) of the payments set forth in paragraph 3.a., nor any of the pay or benefits provided in paragraph 3.b. through 3.g. EMPLOYEE also understands and agrees that any revocation of his reaffirmation signature shall mean that the Agreement shall still be effective, but not as to any claims that may have arisen between the dates on which EMPLOYEE initially signs this Agreement and the date on which EMPLOYEE signs in reaffirmation. In addition, EMPLOYEE understands and agrees that this Agreement may be executed by him and the COMPANY in counter-parts and that facsimile, copy or .pdf signatures shall be considered just as effective as original signatures.
19. Final and Binding Effect. EMPLOYEE understands that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement he may be giving up legal rights.
20. Terms of Agreement. EMPLOYEE also understands that the terms of this Agreement are not to be disclosed to anyone other than his immediate family members, his accountant or legal adviser, and that if disclosure is made, EMPLOYEE understands that he must inform such persons to whom he has disclosed the terms that they may not disclose to others, and that he (EMPLOYEE) will be responsible for their compliance. EMPLOYEE acknowledges that the COMPANY would not enter into this Agreement without his commitment in this paragraph, and that this is a material term of the Agreement.
21. Future Cooperation. EMPLOYEE also agrees to cooperate with the COMPANY in the future and to provide to the COMPANY truthful information, testimony or affidavits requested in connection with any matter that arose during his employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment he may have at the time of request. The COMPANY agrees to reimburse

Exhibit 10.1
EMPLOYEE for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by the COMPANY.
22. Return of Property. EMPLOYEE acknowledges an obligation and agrees to return all COMPANY property, unless otherwise specified in this paragraph following the Separation Date. This includes, whether in paper or electronic form, all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, iPads, personal digital assistants, cellular telephones, iPhones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of the COMPANY. In addition, EMPLOYEE agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the COMPANY or is maintained by the COMPANY or on COMPANY property. Further, EMPLOYEE acknowledges an obligation and agrees not to destroy, delete or disable any COMPANY property, including items, files and materials on computers and laptops.
23. Divisibility of Agreement or Modification by Court. EMPLOYEE understands that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. EMPLOYEE agrees that in the event that any provision of this Agreement is held to be invalid, it shall be, to the extent permitted by law, modified as necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then EMPLOYEE understands and agrees that such provision shall be considered expunged (eliminated), and he further agrees that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by him after the expungement (elimination) of the invalid provision.
24. Representations. By signing this Agreement, EMPLOYEE represents that he has read this entire document and understands all of its terms.
25. Performance Through Separation Date. To the extent the Separation Date is after the date on which this Agreement is given to EMPLOYEE for his consideration, he understands and acknowledges that his receipt of the pay and benefits provided in paragraph 3 (and all subparagraphs) is contingent on his continued performance of his duties and responsibilities at a level acceptable to the COMPANY through the Separation Date, at which time EMPLOYEE is required to have all personal belongings cleared from the workplace. EMPLOYEE further acknowledges that he is required to return all COMPANY property consistent with paragraph 22 above by the end-of-the-day on the Separation Date, and that he is not permitted to take any action whatsoever on behalf of the COMPANY after that date. Further, should EMPLOYEE be terminated prior to the Separation Date due to poor performance, misconduct, poor attendance, or the like, or if he should resign his employment prior to the Separation Date, this Agreement shall be considered null and void and of no effect, and EMPLOYEE shall not receive any of the pay or benefits outlined in paragraph 3 (or any subparagraphs) above.

26. 21-Day Consideration Period. EMPLOYEE may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day he received it. If this Agreement is not signed, dated and returned to Doerr within twenty-two (22) days, the offer of severance payments and benefits described in paragraph 3 (and the subparagraphs) will no longer be available. EMPLOYEE acknowledges that should he sign and return this Agreement within the 21-day period identified in this paragraph, he is knowingly waiving whatever additional time he may have up to the conclusion of the 21-day period for consideration of this Agreement.
27. Exclusive Jurisdiction and Venue/Jury Waiver. EMPLOYEE and COMPANY agree that this Agreement shall be applied and interpreted under the laws of the State of North Carolina, without regard to conflict of law principles. Any dispute relating to this Agreement shall be brought only in a state or federal court with jurisdiction in Guilford County, North Carolina; both EMPLOYEE and COMPANY consent to the exclusive jurisdiction and venue of such courts. IN ADDITION, EMPLOYEE AND THE COMPANY BOTH ACKNOWLEDGE AND AGREE THAT EACH, BY EXECUTING THIS AGREEMENT, IS AFFIRMATIVELY WAIVING ANY RIGHT OR OPPORUTNITY TO HAVE ANY SUCH DISPUTE RESOLVED BY A JURY, AND SUCH DISPUTES SHALL ONLY BE RESOLVED BY THE COURT.
[SIGNATURES ON NEXT PAGE]

Exhibit 10.1
CHRISTOPHER WALDECK:
Signature: /s/ Christopher Waldeck          Date Signed: March 28, 2024

CHRISTOPHER WALDECK -
REAFFIRMATION:
Signature: ___________________      Date Signed: _____________

KONTOOR BRANDS, INC.:
Signature: /s/ Peter Kidd
Printed Name: Pete Kidd
Its (title): Chief Human Resources Officer